Exhibit 5.1

Law Offices of
KIMBERLY L. GRAUS, P.A.
4949 State Road 64 East, PMB #141
Bradenton, Florida 34208
(941) 747-5290 phone
(866) 640-6858 facsimile
kgraus@tampabay.rr.com

October 30, 2008

United States Securities and Exchange Commission
100 F Street
Washington, D.C. 20549

Re:  Alternative Energy Partners, Inc. (the “Company”)

Ladies and Gentlemen:

As counsel for the Company, I have examined the Company’s certificate of incorporation, by-laws, and such other corporate records, documents and proceedings and such questions of laws I have deemed relevant for the purpose of this opinion, including but not limited to, Florida law including the statutory provisions, all applicable provisions of the Florida Constitution and reported judicial decisions interpreting those laws.  In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof. In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

 I have also, as counsel for the Company, examined the Registration Statement (the “Registration Statement") of the Company on Form S-1 and any amendments, covering the registration under the Securities Act of 1933 of up to 5,227,000 shares (the “Registered Shares”) of the Company’s common stock (the “Common Stock”) 200,000 of which are being offered by the Company and 5,027,000 to be offered by the Company’s shareholders.

My review has also included the form of prospectus for the issuance of such securities (the "Prospectus") filed with the Registration Statement.

On the basis of such examination, I am of the opinion that:

1. The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Florida, with corporate power to conduct its business as described in the Registration Statement.

2. The Company has an authorized capitalization of 50,000,000 shares of Common Stock, $0.0001 par value and no shares of Preferred Stock.

3. The shares of Common Stock currently issued and outstanding are duly and validly issued as fully paid and non-assessable, pursuant to the corporate law of the State of Florida.

4. I am of the opinion that all of the Registered Shares are validly issued, fully paid and non-assessable pursuant to the corporate law of the State of Florida.

This opinion includes my opinion on Florida law including the Florida Constitution, all applicable provisions of Florida statutes, and reported judicial decisions interpreting those laws.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. I hereby consent to the use of my opinion as herein set forth as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Sincerely,

/s/ Kimberly L. Graus
____________________________

KIMBERLY L. GRAUS, ESQUIRE